Exhibit 99.1

REPROS TO APPEAL NASDAQ DELISTING NOTICE

THE WOODLANDS, Texas – June 16, 2010 – On June 15, 2010, Repros Therapeutics Inc. (NasdaqGM:RPRX) received notification from NASDAQ that it has not regained compliance with NASDAQ Listing Rule 5550(a)(2) and, unless the Company appeals NASDAQ’s decision, trading of the Company’s common stock will be suspended and the Company’s securities will be delisted from the NASDAQ Stock Market.

The notification indicates that, historically, NASDAQ appeals panels have generally viewed a reverse stock split as the only definitive plan to resolve a price bid deficiency. The notice states that applicable rules have been recently modified, however, to permit the appeals panel to grant additional time, up to 180 calendar days from the date of the notice, if the panel deemed it appropriate, based upon the Company’s plan for compliance and the relevant events that it believes will enable it to regain compliance with the minimum bid price requirement, so long as there is a commitment to effect a reverse stock split if necessary.

Repros intends to promptly submit its plan to NASDAQ supporting its appeal for additional time to regain compliance. The Company’s Board of Directors and its management is appealing the NASDAQ ruling in order to allow adequate time for the FDA to respond to the Company’s pending submissions for its Androxal drug candidate. The Company believes that a positive FDA response for its Androxal hypogonadism program will result in an increase in the market cap of the Company and hence its share price. There can be no assurance that the FDA will give a positive response or that NASDAQ will grant Repros sufficient time for the FDA to finish its deliberations.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, have success in the clinical development of its technologies, successfully defend itself against the class action complaints, determine a safe and effective dose for Proellex, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer